EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 222-9013
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES REPORTS
THIRD QUARTER 2004 RESULTS

ARLINGTON, TX, April 21, 2004 — Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the third quarter ended March 31, 2004.

For the third quarter of fiscal 2004, net sales totaled $42.6 million compared to $47.0 million for the same period last year. Net income for the third quarter of fiscal 2004 totaled $0.1 million, or $0.02 per diluted share, compared to net income of $1.0 million, or $0.17 per diluted share, for the same period last year.

For the nine months ended March 31, 2004, net sales were $171.0 million compared to $173.3 million for the same period in the prior year. Net income for the nine-month period totaled $6.9 million, or $1.08 per diluted share, compared to net income of $6.5 million, or $1.08 per diluted share, for the same period last year.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “As anticipated and discussed in our last conference call, the downward pressure on retail inventory levels by major retailers and a challenging market for women’s mass merchant fashion accessories impacted our results during the quarter. Even so, we exceeded our latest earnings guidance for the third quarter and significantly exceeded expectations in balance sheet and cash flow performance. Our men’s accessories net sales for the quarter were up over 9% reflecting strong performance in our men’s and boy’s product categories. Unfortunately, our strong third quarter men’s sales performance was offset by lower than expected sales of women’s accessories, primarily to mass market retailers. Due to competitive market pressures and fewer item-driven trends, we anticipate that this situation will continue during the fourth quarter.”

The company now anticipates that fourth quarter net sales are likely to range between $39 and $44 million and earnings are likely to be within a range of $(0.03) loss to $0.02 per diluted share, compared to prior guidance for net sales of $44 to $46 million and for earnings of between $0.10 and $0.12 per diluted share.

Mr. Jenkins concluded, “Our balance sheet performance was above expectation during the third quarter, with improved positions in accounts receivable and inventory driving strong cash flow. On April 20, 2004, we paid our 3rd quarterly dividend of $0.025 per share to our shareholders.

We remain encouraged by our portfolio of brands and private label programs as well as with our growth initiatives for each of these businesses. Our leading position in several product classifications makes us a supplier and licensee of choice across a variety of distribution channels and we anticipate a return to normalized sales and earnings growth during the course of the upcoming fiscal year.”

Conference Call Information

Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ third quarter results in a conference call to be held today, Wednesday, April 21, 2004, at 10:00 a.m. ET. The dial-in number for the call is (888) 802-7345. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Tuesday, April 27, 2004, and can be accessed by dialing (877) 519-4471, passcode #4693033. A live webcast of the conference call will also be broadcast at: www.viavid.net.

About Tandy Brands Accessories, Inc.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales	$42,560	$47,011	$170,951	$173,261
Cost of goods sold	27,177	30,499	111,857	112,735

Gross margin	15,383	16,512	59,094	60,526

Selling, general and administrative expenses	13,594	13,092	42,859	43,620
Depreciation and amortization	992	1,071	3,050	3,229

Total operating expenses	14,586	14,163	45,909	46,849

Operating income	797	2,349	13,185	13,677
Interest expense	(596)	(670)	(1,966)	(2,187)
Royalty, interest and other income	24	15	55	61

Income before provision for income taxes and cumulative effect of accounting change	225	1,694	11,274	11,551
Provision for income taxes	93	662	4,388	4,497

Net income before cumulative effect of accounting change	132	1,032	6,886	7,054
Cumulative effect of accounting change for SFAS No. 142, net of income taxes	—	—	—	(581)

Net income	$132	$1,032	$6,886	$6,473

Earnings per common share:
Before accounting change	$0.02	$0.17	$1.11	$1.19
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.02	$0.17	$1.11	$1.09

Earnings per common share-assuming dilution:
Before accounting change	$0.02	$0.17	$1.08	$1.18
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.02	$0.17	$1.08	$1.08

Dividends declared per share	$0.025	$0.00	$0.075	$0.00

Common shares outstanding	6,283	5,976	6,199	5,930

Common shares outstanding shares-assuming dilution	6,430	6,069	6,367	6,020

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2004	2003
ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$23,013	$3,814
Accounts receivable, net	35,214	41,672
Inventories	50,378	62,156
Deferred income taxes	4,316	4,757
Other current assets	1,159	1,250

Total current assets	114,080	113,649

Property, plant and equipment, at cost:
Property and equipment, at cost	34,085	31,885
Accumulated depreciation	(19,463)	(17,261)

Net property, plant and equipment	14,622	14,624

Goodwill, net of accumulated amortization	11,682	11,641
Other intangibles, less amortization	4,625	4,900
Other noncurrent assets	1,303	1,716

TOTAL ASSETS	$146,312	$146,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,139	$14,522
Accrued expenses	7,748	9,996

Total current liabilities	13,887	24,518

Notes payable	30,000	30,000
Deferred income taxes	2,074	1,776
Other noncurrent liabilities	206	182

Total liabilities	46,167	56,476

Stockholders’ equity:
Common stock	6,281	6,019
Additional paid-in capital	26,564	23,802
Cumulative other comprehensive income and unearned compensation on restricted stock	(550)	(1,196)
Retained earnings	67,850	61,429

Total stockholders’ equity	100,145	90,054

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$146,312	$146,530